Exhibit G

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

CB-BLUEKNIGHT, LLC,

AS SELLER,

BLUEKNIGHT ENERGY HOLDING, INC.,

AS SELLER,

ERGON ASPHALT HOLDINGS, LLC,

AS PURCHASER,

AND,

SOLELY FOR PURPOSES OF SECTION 12.17,

ERGON ASPHALT & EMULSIONS, INC.,

CHARLESBANK EQUITY FUND VI, LIMITED PARTNERSHIP

CHARLESBANK EQUITY FUND VII, LIMITED PARTNERSHIP

AND

VITOL REFINING GROUP B.V.

July 19, 2016

i

Section 12.15	Severability	37

Section 12.16	Release	37

Section 12.17	Parent Representations; Guaranty	38

APPENDICES:

Appendix A	Definitions

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is dated as of July 19, 2016 (the “Execution Date”), by and among CB-Blueknight, LLC, a Delaware limited liability company (“CBB”), Blueknight Energy Holding, Inc., a Delaware corporation (“BEHI”), and Ergon Asphalt Holdings, LLC, a Delaware limited liability company (the “Purchaser”). CBB and BEHI are sometimes referred to herein individually as a “Seller” and collectively as the “Sellers”. The Sellers and the Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties”; provided, that solely for purposes of Section 12.17, such terms shall include Ergon Asphalt & Emulsions, Inc., a Mississippi corporation (“Ergon”), Charlesbank Equity Fund VI, Limited Partnership (“CB Fund VI”), Charlesbank Equity Fund VII, Limited Partnership (“CB Fund VII,” and, collectively with CB Fund VI, the “CB Funds”), and Vitol Refining Group B.V. (“Vitol Refining”).

RECITALS:

A.	The Sellers collectively own 100% of the issued and outstanding Company Common Units (as hereinafter defined) representing membership interests in Blueknight GP Holding, LLC, a Delaware limited liability company (the “Company”), and such Company Common Units are referred to herein as the “Membership Interests”. The Membership Interests, together with the Profits Interest Units (as hereinafter defined), represent 100% of the issued and outstanding membership interests in the Company.

B.	The Company owns 100% of the issued and outstanding membership interests in Blueknight Energy Partners G.P., L.L.C., a Delaware limited liability company and the general partner of Blueknight Energy Partners, L.P. (the “General Partner”). The General Partner owns the General Partner Interest and all of the Incentive Distribution Rights in Blueknight Energy Partners, L.P., a Delaware limited partnership (the “Partnership”).

C.	The Sellers desire to sell, and the Purchaser desires to acquire, all of the Membership Interests upon the terms and subject to the conditions set forth herein.

D.	The consummation of the transactions contemplated by this Agreement shall occur contemporaneously with the consummation of the transactions contemplated by (i) that certain Contribution Agreement dated as of the date hereof by and between BKEP Terminal Holding, L.L.C., a Texas limited liability company, Ergon, Ergon Terminaling, Inc., a Mississippi corporation, the Purchaser, and the Partnership (the “Contribution Agreement”) and (ii) that certain Preferred Unit Repurchase Agreement dated as of the date hereof by and among the Sellers and the Partnership (the “Unit Repurchase Agreement” and, together with the Contribution Agreement and this Agreement, the “Transaction Agreements”).

E.

Each of the Contribution Agreement and the Unit Repurchase Agreement and the transactions and agreements contemplated thereunder have been approved by the Conflicts Committee (the “Conflicts Committee”) of the board of directors of the General Partner (the “Board”), by a unanimous vote and acting in good faith (which action constitutes “Special Approval” as such term is defined in the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 14, 2011 (the “Partnership Agreement”)), and by the Board, after receipt of the recommendation of the Conflicts Committee.

NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1 Defined Terms. In addition to the terms defined in the introductory paragraph and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A.

Section 1.2 References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited. The words “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement. Unless expressly provided to the contrary, the word “or” is not exclusive. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “day” or “days” shall mean calendar day, unless denoted as a Business Day. Inclusion of a matter on a Schedule in relation to a representation or warranty that addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule for information purposes only.

ARTICLE 2

PURCHASE AND SALE; PURCHASE PRICE

Section 2.1 Purchase and Sale. At the Closing, upon the terms and subject to the conditions of this Agreement, the Sellers agree to sell, transfer, assign, convey and deliver to the Purchaser the Membership Interests, and the Purchaser agrees to purchase, acquire and accept the Membership Interests.

Section 2.2 Purchase Price. The aggregate consideration to be paid by the Purchaser for the Membership Interests shall be equal to $126,900,000 (the “Purchase Price”). Each Seller’s respective share of the aggregate Purchase Price payable by the Purchaser for the Membership Interests shall be equal to $63,450,000.

Section 2.3 Tax Treatment and Purchase Price Allocation.

(a) For U.S. federal income tax purposes (and, where applicable for state and local income tax purposes), the Sellers and the Purchaser intend to treat the transfer of the Membership Interests pursuant to this Agreement in the manner specified by Rev. Rul. 99-6, 1999-1 C.B. 432, Situation 2. Accordingly, each Seller intends to treat such transfer as a sale of a partnership interest, and the Purchaser intends to treat such transfer as the purchase of all the assets of the Company. The Sellers and the Purchaser shall prepare all relevant Tax Returns in a manner consistent with this paragraph and shall not, and shall cause their respective Affiliates not to, take any position that is inconsistent with this paragraph on any Tax Return, or otherwise, before any Taxing Authority unless otherwise required by a Final Determination.

(b) Set forth in Schedule 2.3(b) hereto is the Sellers’ proposed allocation of the Purchase Price, plus any additional amounts treated as consideration under Treasury Regulations Section 1.1060-1(c) (the “Proposed Purchase Price Allocation”) among the Company’s assets in accordance with Code Section 1060 and the Treasury Regulations promulgated thereunder (and any similar provision of state, local, or non-U.S. law, as appropriate). The Purchaser shall have 30 days from the Closing Date to review the allocation. The Sellers and the Purchaser shall negotiate in good faith to agree upon a final allocation of the Purchase Price (the “Final Purchase Price Allocation”). In the event that the Parties are unable to agree upon a Final Purchase Price Allocation within 40 days of the Closing Date, the Parties may take inconsistent Tax reporting positions with respect to the allocation of the Purchase Price. In the event that the Parties agree upon a Final Purchase Price Allocation, such Final Purchase Price Allocation shall be binding upon all Parties, and neither the Sellers nor the Purchaser shall take any position (whether in connection with audits, Tax Returns, or otherwise) that is inconsistent with the Final Purchase Price Allocation unless required to do so by applicable Tax Law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Any representation or warranty in this Article 3 or elsewhere that is qualified to the “knowledge of such Seller” or “to such Seller’s knowledge” or with any similar knowledge qualification is limited to the information actually known by the individuals listed in Schedule 3.0 with respect to such Seller. Except as set forth in the Schedules to this Agreement that make reference to a particular subsection of this Agreement to which exception is being taken, each Seller, severally and not jointly, hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date (except for such representations and warranties expressly made as of a specified date) that:

Section 3.1 Title to Membership Interests. Such Seller has good, valid, and marketable title to, and is the record and beneficial owner of, the Membership Interests set forth under such Seller’s name in Schedule 3.1, free and clear of all Liens, other than restrictions on transfer that may be imposed by federal or state securities Laws or as set forth on Schedule 3.1 and, without limiting the generality of the foregoing, none of such Membership Interests are subject to any voting trust, member agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Equity Securities of the Company, other than the Governing Documents of the Company. Upon consummation of the transactions contemplated hereby, the Purchaser will acquire good, valid, and marketable title to all of the Membership Interests owned by such Seller, free and clear of all Liens, other than those that may arise by virtue of any actions taken by or on behalf of the Purchaser or its Affiliates.

Section 3.2 Existence and Qualification. Such Seller is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the Laws of the State of its jurisdiction of formation. Such Seller is duly qualified to do business as a foreign entity and is in good standing (to the extent applicable) under the Laws of each state or other jurisdiction in which either the ownership or use of the assets owned or used by it makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed has not had and could not reasonably be expected to have a Material Adverse Effect.

Section 3.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the Transaction Documents, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate or limited liability company action, as the case may be, on the part of such Seller. This Agreement has been duly executed and delivered by such Seller (and the Transaction Documents will be duly executed and delivered by such Seller) and this Agreement (assuming that this Agreement constitutes the legal, valid and binding obligation of the other Parties) constitutes, and at Closing the Transaction Documents will constitute, the valid and binding obligations of such Seller, enforceable in accordance with their terms except as such enforceability may be limited by the Enforceability Exceptions.

Section 3.4 Conflicts. Except as set forth on Schedule 3.4, the execution, delivery and performance of this Agreement and the Transaction Documents by such Seller, and the transactions contemplated by this Agreement and the Transaction Documents, will not (a) violate any provision of the Governing Documents of such Seller, (b) result in default (with due notice or lapse of time or both) or the creation of any Lien or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Permit or other agreement to which such Seller is a party, (c) violate any judgment, order, ruling or decree applicable to such Seller as a party in interest, or (d) violate any Laws applicable to such Seller, except any matters described in clause (b) above that could not reasonably be expected to have a Material Adverse Effect.

Section 3.5 Litigation. There are no Proceedings pending or, to the knowledge of such Seller, threatened before any Governmental Body or arbitrator against such Seller that are reasonably likely to materially impair such Seller’s ability to perform its obligations under this Agreement or any of the Transaction Documents.

Section 3.6 Liability for Brokers’ Fees. None of the Purchaser, its Affiliates, the Subject Entities or the Partnership Entities shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of such Seller or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 3.7 Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Body or any Third Party is required to be obtained or made by such Seller in connection with the execution, delivery or performance by such Seller of this Agreement, the Transaction Documents and each other agreement, instrument or document executed or to be executed by such Seller in connection with the transactions contemplated hereby to which it is a party or the consummation by such Seller of the transactions contemplated hereby and thereby, in each case other than any such consent, approval, order, authorization, declaration, filing or registration the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 3.8 Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by or, to the knowledge of such Seller, threatened against such Seller.

Section 3.9 Non-Foreign Status. Such Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

Section 3.10 Certain Disclaimers. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 3 OR ARTICLE 4 OF THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS, INCLUDING THE CERTIFICATE OF SUCH SELLER TO BE DELIVERED PURSUANT TO SECTION 8.2(B), (A) SUCH SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (B) SUCH SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE PURCHASER BY SUCH SELLER, ITS CURRENT AND FORMER AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR OTHER REPRESENTATIVES).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING THE SUBJECT ENTITIES

AND THE PARTNERSHIP

Any representation or warranty in this Article 4 or elsewhere that is qualified to the “knowledge of such Seller” or “to such Seller’s knowledge” or with any similar knowledge qualification is limited to the information actually known by the individuals listed in Schedule 3.0 with respect to such Seller. Except (i) as set forth in the Schedules to this Agreement that make reference to a particular subsection of this Agreement to which exception is being taken, or (ii) as disclosed in the SEC Documents (excluding any disclosures set forth in any such SEC Documents under the heading “Risk Factors” or in any section related to forward-looking statements (other than any factual information contained within such headings, disclosure or statements) filed on or after January 1, 2016 and prior to the Execution Date, each Seller, severally and not jointly, hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date that:

Section 4.1 Existence and Qualification. The Company is a limited liability company, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets. The Company is duly qualified to do business as a foreign entity and is in good standing (to the extent applicable) under the Laws of each state or other jurisdiction in which either the ownership or use of the assets owned or used by it, or the nature of the activities conducted by it, makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed has not had and could not reasonably be expected to have a Material Adverse Effect. The Sellers have previously delivered to the Purchaser true, correct and complete copies of the Governing Documents for the Company. Such Governing Documents are in full force and effect, and no other Governing Documents are applicable to or binding upon the Company. The Company is not currently in violation of any provision of its Governing Documents. No Proceedings to dissolve the Company are pending, or to the knowledge of such Seller, threatened.

Section 4.2 No Conflicts. The execution, delivery and performance of this Agreement and the Transaction Documents by such Seller, and the transactions contemplated by this Agreement and the Transaction Documents, will not (a) violate any provision of the Governing Documents of any of the Subject Entities, BKEP Management or the Partnership, (b) result in a default (with due notice or lapse of time or both) or the creation of any Lien or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, Permit or other agreement to which a Subject Entity is a party or which affects the Membership Interests, (c) violate any judgment, order, ruling or decree applicable to the Subject Entities as a party in interest, (d) assuming all of the consents set forth on Schedule 4.2 have been obtained (the “Company Consents”), be in violation of or result in a breach of or default (or give rise to any right of termination, cancellation, amendment, modification, or acceleration) under any material Company Contract, (e) require the consent or approval of any Governmental Body, or notice to, or declaration, filing or registration with, any Governmental Body, under any applicable Law, or (f) violate any Laws applicable to any of the Subject Entities, except any matters described in clauses (b), (d) or (e) above that could not reasonably be expected to have a Material Adverse Effect.

Section 4.3 Capitalization of the Company. Except as disclosed on Schedule 4.3:

(a) the Membership Interests constitute 100% of the Equity Securities in the Company;

(b) the Membership Interests are duly authorized, validly issued, fully paid and nonassessable, except as provided in Section 18-303, 18-607 or 18-804 of the Delaware Limited Liability Company Act (the “DLLCA”), and constitute all of the outstanding Equity Securities of the Company;

(c) the Company has not granted to any Person any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any unissued interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) of the Company.

(d) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interest;

(e) the Company has never engaged in or conducted, directly or indirectly, any business or other activities, or incurred any indebtedness, liability or obligations, absolute or contingent, except in connection with or incidental to its ownership of the General Partner and the Partnership; and

(f) the Profits Interest Units issued pursuant to the Company LLC Agreement shall cease to be outstanding on or before the Closing Date.

Section 4.4 Capitalization of the General Partner.

(a) The Company has good, valid and marketable title to, and is the sole member of and the sole record and beneficial owner of, the Equity Interests in the General Partner, free and clear of all Liens, other than restrictions on transfer that may be imposed by federal or state securities Laws and, without limiting the generality of the foregoing, none of the Equity Interests in the General Partner are subject to any voting trust, member agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Equity Securities of the General Partner, other than the Governing Documents of the General Partner. The Equity Interests in the General Partner have been duly authorized and validly issued in accordance with the Second Amended and Restated Limited Liability Company Agreement of the General Partner (the “GP LLC Agreement”) and are fully paid (to the extent required by the GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the DLLCA). There are no preemptive or other rights to subscribe for or to purchase, and no restriction upon the voting or transfer of, any interest in the General Partner. There are no outstanding contractual obligations to repurchase, redeem or otherwise acquire any Equity Interests in the General Partner. The General Partner has no outstanding bonds, debentures, notes or other obligation the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the holders of Equity Interests in the General Partner. The Sellers have delivered a true, correct and complete copy of the GP LLC Agreement to the Purchaser.

(b) The General Partner is the sole general partner of the Partnership. The General Partner is the sole record and beneficial owner of the General Partner Interest (as defined in the Partnership Agreement) and 100% of the Incentive Distribution Rights (as defined in the Partnership Agreement). The General Partner Interest and the Incentive Distribution Rights have been duly authorized and validly issued in accordance with the Partnership Agreement and are held by the General Partner free and clear of any Liens except for (i) restrictions on transfer arising under applicable securities Laws and (ii) applicable terms and conditions of the Partnership Agreement. Other than the General Partner Interest, the Incentive Distribution Rights and 100% of the issued and outstanding capital stock of BKEP Management, the General Partner does not own any equity interest in any other Person. The General Partner has never engaged in or conducted, directly or indirectly, any business or other activities other than acting as the general partner of the Partnership, or incurred any indebtedness, liability or obligations, absolute or contingent, except in connection with or incidental to its performance as general partner of the Partnership.

Section 4.5 Subsidiaries.

(a) Each of the General Partner and BKEP Management is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority and all licenses, authorizations, Permits, consents and approvals necessary to conduct its business as now being conducted and to own, lease and operate the assets owned or used by it, except for those licenses, authorizations, Permits, consents and approvals the absence of which could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.5, the Subject Entities do not, directly or indirectly, own any Equity Securities in any other Person.

(b) Each of the General Partner and BKEP Management is duly qualified to do business as a foreign entity and is in good standing (to the extent applicable) under the Laws of each state or other jurisdiction in which either the ownership or use of the assets owned or used by it, or the nature of the activities conducted by it, makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed has not had and could not reasonably be expected to have a Material Adverse Effect.

(c) All of the outstanding capital stock or other Equity Interests of BKEP Management are, and immediately following the Closing will be, owned by the General Partner, directly or indirectly, free and clear of all Liens. BKEP Management has not granted to any Person any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any unissued interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) of BKEP Management. All outstanding Equity Interests of BKEP Management have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of, or subject to, any preemptive rights or preferential rights of subscription or purchase of any other Person.

(d) None of the Equity Securities of BKEP Management is subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Equity Securities of such entity, other than the Governing Documents of BKEP Management or as set forth on Schedule 4.5. There are no outstanding contractual obligations to repurchase, redeem or otherwise acquire any Equity Interest in BKEP Management.

Section 4.6 Litigation. No Proceedings are pending against, and to such Seller’s knowledge, none have been threatened against, any of the Subject Entities or BKEP Management, in each case which might reasonably be expected to have a Material Adverse Effect.

Section 4.7 Absence of Certain Changes. Except as contemplated by this Agreement or as set forth on Schedule 4.7, since December 31, 2015, each of the businesses of the Subject Entities and, to the knowledge of such Seller, the Partnership have been conducted in the ordinary course of business consistent with past practice in all material respects and there has not occurred any event, condition or occurrence that has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 4.8 Taxes. (a) All Tax Returns that are required to be filed on or before the Closing Date by the Subject Entities have been or will be duly and timely filed, taking into account all permitted extensions, and all such Tax Returns are true, complete, and correct in all material respects, (b) all Taxes of the Subject Entities (whether or not reflected on any Tax Return) that are due and payable have been paid in full, except for amounts that are being contested in good faith, (c) the Subject Entities do not have in force any waiver of any statute of limitations in respect of material Taxes or any extension of time with respect to a Tax assessment or deficiency, (d) there are no pending or active audits or Proceedings involving material Taxes of any of the Subject Entities, (e) there are no Liens for Taxes (other than Permitted Liens) on any of the assets of the Subject Entities, (f) none of the Subject Entities has participated in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b) (and all predecessor regulations), (g) the Subject Entities have no liability for the Taxes of any Person (other than Taxes of the Subject Entities) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise, (h) all Tax withholding and deposit requirements imposed on the Subject Entities have been satisfied in full, (i) each of the Subject Entities is and always has been classified as an entity disregarded as separate from its owner or as an entity treated as a partnership for U.S. federal income tax purposes, (j) no Subject Entity is a party to a Tax sharing, indemnity or similar agreement and (k) no Subject Entity has received a written claim from a taxing authority in a jurisdiction where such Subject Entity does not file a Tax Return asserting that such Subject Entity is or may be required to file a Tax Return or pay Taxes in that jurisdiction.

Section 4.9 Ownership of the Company and the General Partner.

(a) The sole assets of the Company consist of, and since its formation have consisted of, its Equity Interests in the General Partner. The Company has not carried on any business or engaged in any activity, other than such actions in connection with its ownership of the General Partner. The Company has no liabilities of any kind, whether accrued or unaccrued, absolute or contingent, known or unknown or otherwise, except as set forth on Schedule 4.9.

(b) The sole assets of the General Partner consist of, and since its formation have consisted of, its Equity Interests in the Partnership and BKEP Management. Other than liabilities associated with acting as the general partner of the Partnership, the General Partner has no liabilities of any kind, whether accrued or unaccrued, absolute or contingent, known or unknown or otherwise.

Section 4.10 Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by or, to such Seller’s knowledge, threatened against the Sellers. To the knowledge of such Seller, there are no bankruptcy proceedings pending, being contemplated by or, threatened against the Subject Entities or BKEP Management.

Section 4.11 Liabilities or Obligations. To such Seller’s knowledge, the Partnership has no material liabilities or obligations of a type that would be required to be included or reserved against in a consolidated balance sheet of the Partnership prepared in accordance with GAAP, except for liabilities or obligations (a) reflected or reserved against in the consolidated balance sheet of the Partnership as of March 31, 2016 or the notes thereto, (b) incurred by the Partnership or its subsidiaries in the ordinary course of business consistent with past practice since March 31, 2016, or (c) otherwise disclosed in the Schedules attached hereto.

Section 4.12 Special Approval. The Conflicts Committee has granted Special Approval (as defined in the Partnership Agreement) with respect to the Contribution Agreement and the Unit Repurchase Agreement and the transactions contemplated thereby.

Section 4.13 Certain Disclaimers. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 3 OR ARTICLE 4 OF THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS, INCLUDING THE CERTIFICATE OF SUCH SELLER TO BE DELIVERED PURSUANT TO SECTION 8.2(B), (A) SUCH SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (B) SUCH SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE PURCHASER BY SUCH SELLER, ITS CURRENT AND FORMER AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR OTHER REPRESENTATIVES).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in the Schedules to this Agreement that make reference to a particular subsection of this Agreement to which exception is being taken, the Purchaser hereby represents and warrants to the Sellers as of the date hereof and as of the Closing Date (except for such representations and warranties expressly made as of a specified date) that:

Section 5.1 Existence and Qualification. The Purchaser is a limited liability company, validly existing and in good standing under the Laws of the State of Delaware. The Purchaser is duly qualified to do business as a foreign entity and is in good standing (to the extent applicable)

under the Laws of each state or other jurisdiction where the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed has not and could not reasonably be expected to result in a material adverse effect on the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby in a timely manner.

Section 5.2 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the Transaction Documents, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser (and the Transaction Documents will be duly executed and delivered by the Purchaser) and this Agreement (assuming that this Agreement constitutes the legal, valid and binding obligations of the Sellers) constitutes, and at the Closing such Transaction Documents will constitute, the valid and binding obligations of the Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by the Enforceability Exceptions.

Section 5.3 No Conflicts. The execution, delivery and performance of this Agreement and the Transaction Documents by the Purchaser, and the transactions contemplated by this Agreement and the Transaction Documents, will not (a) violate any provision of the Governing Documents of the Purchaser, (b) result in a default (with due notice or lapse of time or both) or the creation of any Lien or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Permit or agreement to which the Purchaser is a party, (c) violate any judgment, order, ruling or decree by which the Purchaser is a party in interest, or (d) violate any Laws applicable to the Purchaser or any of its assets, except any matters described in clause (b) above that has not and could not reasonably be expected to have a material adverse effect on the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby in a timely manner.

Section 5.4 Liability for Brokers’ Fees. The Sellers shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of the Purchaser or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.5 Litigation. There are no Proceedings pending or, to the Purchaser’s Knowledge, threatened before any Governmental Body or arbitrator against the Purchaser or any of its Affiliates that are reasonably likely to materially impair the Purchaser’s ability to perform its obligations under this Agreement or any of the Transaction Documents. As used in this Article 5 or elsewhere in this Agreement, the “Purchaser’s Knowledge” is limited to the information actually known by the individuals listed in Schedule 5.5.

Section 5.6 Financing. The Purchaser has available cash sufficient to pay the Purchase Price required under Article 2, and to pay all fees and expenses to be paid by the Purchaser in connection with the transactions contemplated hereby.

Section 5.7 Investment Experience. The Purchaser acknowledges that it can bear the economic risk of its investment in the Membership Interests indefinitely, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Membership Interests.

Section 5.8 Restricted Securities. The Purchaser understands that the Membership Interests will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Membership Interests will be characterized as “restricted securities” under federal securities Laws, and that under such laws and applicable regulations the Membership Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Section 5.9 Accredited Investor; Investment Intent. The Purchaser is an accredited investor as defined in Regulation D under the Securities Act. The Purchaser is acquiring the Membership Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws.

Section 5.10 Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Body or any Third Party is required to be obtained or made by the Purchaser in connection with the execution, delivery or performance by the Purchaser of this Agreement, the Transaction Documents, each other agreement, instrument, or document executed or to be executed by the Purchaser in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby, in each case other than any such consent, approval, order, authorization, declaration, filing or registration the failure of which to obtain or make has not had and could not reasonably be expected to have a material adverse effect on the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby in a timely manner.

Section 5.11 Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or to the knowledge of the Purchaser, threatened against the Purchaser.

Section 5.12 Limitation. THE PURCHASER ACKNOWLEDGES THAT EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 3 OR ARTICLE 4 OF THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS, INCLUDING THE CERTIFICATE OF EACH SELLER TO BE DELIVERED PURSUANT TO SECTION 8.2(B), THERE ARE NO REPRESENTATIONS AND WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, BY ANY SELLER AS TO THE MEMBERSHIP INTERESTS OR THE ASSETS, AND THE PURCHASER HAS NOT RELIED UPON ANY ORAL OR WRITTEN INFORMATION PROVIDED BY THE SELLERS.

ARTICLE 6

COVENANTS OF THE PARTIES

Section 6.1 Access. The Purchaser and its Affiliates (including the Subject Entities and the Partnership Entities) shall make or cause to be made available to each of the Sellers all books, records and documents of the Subject Entities and the Partnership Entities (and the assistance of employees responsible for such books, records and documents) upon reasonable notice during regular business hours as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding, (b) preparing reports to holders of Equity Interests and Governmental Bodies or (c) such other purposes for which access to such documents is determined by any such Seller to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise or the determination of any matter relating to the rights and obligations of any Seller or any of their Affiliates under any Transaction Agreements or Transaction Documents; provided, however, that access to such books, records, documents and employees shall not interfere with the normal operations of the Purchaser, its Affiliates, the Subject Entities or the Partnership Entities and the reasonable out-of-pocket expenses of the Purchaser, its Affiliates, the Subject Entities and the Partnership Entities incurred in connection therewith shall be paid by the applicable Seller. The Purchaser shall cause each Subject Entity and Partnership Entity to maintain and preserve all such Tax Returns, books, records and other documents for the greater of (A) ten years after the Closing Date and (B) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to the Sellers at the end of any such period. For purposes of clarity, this Section 6.1 shall not apply to matters related to Taxes, which shall be governed by Section 11.5.

Section 6.2 Government Reviews. As soon as reasonably practicable (and, in the case of filings under the HSR Act, no later than 10 Business Days after the date hereof), the Sellers and the Purchaser shall (i) make all required filings (including any filings required under the HSR Act by the Purchaser or its Affiliates in connection with the transactions contemplated under the Contribution Agreement), prepare all required applications and conduct negotiations with each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby, (ii) use commercially reasonable efforts to secure the expiration or termination of any applicable waiting period and clearance or approval by any relevant Governmental Body with respect to this Agreement and the other Transaction Agreements as promptly as is reasonably practicable (including by refraining from acquiring or seeking to acquire any entity or assets (other than pursuant to the transactions contemplated by this Agreement) that would present a material risk of delaying or making it more difficult to secure such expiration or termination of the notice or waiting periods, clearance or approval with respect to the transactions contemplated by this Agreement or the other Transaction Agreements), (iii) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations, (iv) use commercially reasonable efforts to respond to and resolve any objections as may be asserted by any Governmental Body with respect to this Agreement and the other Transaction Agreements, and (v) use commercially reasonable efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Body challenging this Agreement and the other Transaction Agreements as violative of any Law. Each Party shall reasonably cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications, and negotiations. Each of the Sellers and the Purchaser shall promptly inform the other Parties of any oral communication, and provide copies of written communications, with any Governmental Body regarding any such filings. No Party shall independently participate in any formal meeting with any Governmental Body in respect of any such filings or other inquiry without giving the other Parties prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.2 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of such Party and will not be disclosed by such outside counsel to employees, officers, or directors of such Party, unless express written permission is obtained in advance from the source of the materials.

Section 6.3 Public Announcements; Confidentiality.

(a) The initial press release with respect to the execution of this Agreement shall either be a joint press release by the Sellers and the Purchaser, or separate, but concurrent, press releases issued by the Sellers and the Purchaser, in each case to be reasonably agreed upon by the Sellers and the Purchaser. Thereafter, unless consultation is prohibited by applicable Law, no Party shall make any press release or other public announcement with respect to this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing shall not restrict disclosures (i) to the extent required (upon advice of counsel) by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, (ii) of the terms of this Agreement by any Seller to its Representatives or (iii) to the extent such Party has been given a reasonable opportunity to review such disclosure prior to its release and no objection is raised.

(b) In connection with the transactions contemplated by this Agreement, and except as otherwise provided in Section 6.3(c) and Section 6.3(d) below, each Seller and its Representatives shall treat the Business Confidential Information as strictly confidential for a period of two years after the date of this Agreement, and shall not sell, trade, publish or otherwise disclose the Business Confidential Information to anyone in any manner whatsoever during such two year period, including by means of photocopy, reproduction or electronic media, without the Purchaser’s prior written consent.

(c) Each Seller may disclose the Business Confidential Information to its Representatives to the extent necessary to exercise or perform its rights under this Agreement or the Transaction Documents; provided, however, that each Seller shall direct any of its Representatives who received the Business Confidential Information under this Agreement to keep the Business Confidential Information strictly confidential and comply with all terms of this Section 6.3.

(d) If a Seller or any of its Representatives is required by Law, Governmental Order, decree, rule or regulation (including without limitation, those of any court, regulatory agency, securities commission or stock exchange) to disclose any Business Confidential Information or if any Person seeks to legally compel (by interrogatories, document requests, subpoena or otherwise) a Seller or any of its Representatives to disclose any Business Confidential Information, such Seller shall, unless prohibited by Law, promptly provide the Purchaser with written notice of the compelled disclosure so the Purchaser may (i) seek a protective order or other remedy at its sole cost (including, without limitation, participation in any Proceeding), or

(ii) waive compliance with the terms of this Section 6.3 in the Purchaser’s sole discretion (but the waiver will be limited to the information required to be disclosed). Such Seller shall be entitled to furnish only the Business Confidential Information as such Seller is advised by its legal counsel that it is legally required to disclose and will use all commercially reasonable efforts to obtain confidential treatment of all Business Confidential Information disclosed.

Section 6.4 Conduct and Preservation of Business. Except as expressly provided in this Agreement or as consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), between the Execution Date and the earlier of the Closing Date and the termination of this Agreement in accordance with Section 9.1, the Sellers will cause the Subject Entities to conduct their operations according to their ordinary course of business and in material compliance with all applicable Laws.

Section 6.5 Conduct of Business.

(a) Without limiting the generality of Section 6.4, and except as otherwise expressly provided in this Agreement or the Contribution Agreement, or as set forth on Schedule 6.5, between the Execution Date and the earlier of the Closing Date and the termination of this Agreement in accordance with Section 9.1, the Sellers will not and will cause the Company, the General Partner and BKEP Management not to, in each case without the prior written consent of the Purchaser (which shall not be unreasonably withheld, delayed or conditioned), take, consent to or allow any of the following actions:

(i) cause, consent to or otherwise approve the issuance or sale of any Equity Securities in any of the Subject Entities or the Partnership Entities;

(ii) cause, consent to or otherwise approve the adoption of a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization, or other reorganization of any Seller or any of the Subject Entities or the Partnership Entities;

(iii) amend any Governing Document of any Seller in any manner that would adversely affect or impede the ability of the Sellers to consummate the transactions contemplated by this Agreement or any other Transaction Document;

(iv) other than in the ordinary course of business consistent with past practice or other than any of the following that will terminate at Closing, (A) cause or permit any Subject Entity to create, incur, guarantee, or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other Person; (B) cause or permit any Subject Entity to make any loans, advances, or capital contributions to, or investments in, any other Person; (C) pledge or otherwise encumber the Membership Interests or the Equity Securities of any Subject Entity or BKEP Management; or (D) mortgage or pledge any of the assets of any Subject Entity or BKEP Management, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(v) other than in the ordinary course of business consistent with past practice or as may be required by applicable Law or pursuant to the terms of any employee benefit plan, policy, program, arrangement or agreement in effect on the date hereof, and provided that the Sellers provide prompt notice to the Purchaser thereof, (i) cause or permit any Subject Entity or BKEP Management to enter into, adopt, materially amend or terminate any employee benefit plan; (ii) materially increase the compensation or fringe benefits of any officer or employee of the General Partner or BKEP Management (other than in connection with new hires or promotions); or (iii) pay to any officer or employee of any Subject Entity or BKEP Management any material benefit not required by any employee benefit plan or other employment or employee benefit plan, program, policy, arrangement or agreement in each case as in effect on the date hereof; provided, further, that this Section 6.5(a)(v) shall not prohibit any amendment to an employee benefit plan that applies broadly and on substantially the same basis to employees of the General Partner and BKEP Management;

(vi) cause or permit any Subject Entity or BKEP Management to acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any assets, except for sales to Persons other than the Sellers or their Affiliates of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice or personal property in the ordinary course of business consistent with past practice that is either replaced by equivalent property or normally consumed in the operation of the businesses of the Subject Entities or BKEP Management;

(vii) cause or permit any Subject Entity or BKEP Management to acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;

(viii) cause or permit any Subject Entity or BKEP Management to enter into any lease, contract, agreement, commitment, arrangement, right-of-way, easement or transaction outside the ordinary course of business consistent with past practice, which would constitute a Company Contract or that would be in breach of Section 4.7;

(ix) cause or permit any Subject Entity or BKEP Management to amend, modify, waive any material right or obligation under or transfer any material rights under any Company Contract, other than in the ordinary course of business consistent with past practice;

(x) in respect of Taxes of any Subject Entity and BKEP Management, (i) make, change or rescind any election in respect of Taxes, (ii) adopt or change any material accounting method in respect of Taxes (other than changes required by applicable Law), (iii) amend any Tax Return, (iv) settle or compromise any claim, notice, audit report or assessment in respect of Taxes, or (v) make or surrender any claim for a refund of Taxes; or

(xi) cause, consent to or otherwise approve any actions by any Partnership Entity that are not permitted under Section 6.1(b) of the Contribution Agreement.

(b) In the event of an emergency, any Seller or the Company may take such action or actions that are required in their discretion to preserve the businesses of the Subject Entities or the Partnership Entities and shall notify the Purchaser of such action promptly thereafter.

Section 6.6 Further Assurances. After the Closing, the Sellers and the Purchaser agree to, or to cause their Affiliates to, take such further actions and execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or any document delivered pursuant to this Agreement, including the Transaction Documents and all agreements to be executed by the Parties in connection with the consummation of the transactions contemplated by this Agreement.

Section 6.7 Commitment Regarding Indemnification Provisions and Insurance.

(a) The Purchaser covenants and agrees that during the period that commences on the Closing Date and ends on the sixth anniversary of the Closing Date, the Purchaser shall not cause any amendment, modification, waiver or termination of any provision of the Governing Documents of any of the Subject Entities or the Partnership Entities setting forth exculpation from liability or rights to indemnification for officers, directors or managers of any of the Subject Entities or the Partnership Entities, the effect of which would be reasonably expected to affect adversely the rights of any person serving as a member of the board of directors or officer of any of the Subject Entities or the Partnership Entities, existing as of the date of this Agreement under such provisions; provided, however, that the foregoing restriction shall not apply to (i) any such amendment, modification, waiver or termination to the extent required to cause such provisions (or any portion thereof) to comply with applicable Law or (ii) any amendment or termination in connection with any merger, consolidation, restructuring or reorganization as long as the applicable provisions of the Governing Documents of any successor entity in connection with the clause (ii) provide exculpation provisions the effect of which could not reasonably be expected to adversely affect such rights.

(b) The Purchaser covenants and agrees that it shall provide a “tail” or runoff policy for the period that commences on the Closing Date and ends on the sixth anniversary of the Closing Date (the “D&O Tail Policy”), in each case so that any person serving as a director, manager or officer of any of the Subject Entities or the Partnership Entities as of the date of this Agreement and any former director, manager or officer of any of the Subject Entities or the Partnership Entities appointed by any Seller, as applicable, or any Indemnitee (as defined in the Partnership Agreement) as of the date of this Agreement, has coverage thereunder for acts, events, occurrences or omissions occurring or arising at or prior to the Closing to the same extent (including policy limits, exclusions and scope) as such person has coverage for such acts, events, occurrences or omissions under the director and officer insurance or similar policies maintained by the Subject Entities or the Partnership Entities, as applicable, as of the date of this Agreement.

(c) In the event that any Subject Entity, or any Partnership Entity or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or, (ii) in one or more series of transactions, directly or indirectly, transfers all or substantially all of its properties and assets to any Person (whether by consolidation, merger or otherwise), then, and in each such case, proper provision shall be made so that such continuing or surviving entity or transferee of such assets or its respective successors and assigns, as the case may be, assume the obligations set forth in this Section 6.7.

Section 6.8 Affiliate Arrangements. Except as disclosed on Schedule 6.8, all liabilities and obligations of the Subject Entities and the Partnership Entities, on the one hand, and the Sellers and their Affiliates (other than the Subject Entities and the Partnership Entities), on the other hand, to each other will automatically terminate in their entirety effective as of the Closing without any further actions by the Parties and thereby be deemed voided, cancelled and discharged in their entirety. Without limiting the generality of the foregoing, except as disclosed on Schedule 6.8 all intercompany accounts among the Subject Entities and the Partnership Entities, on the one hand, and the Sellers and their Affiliates (other than the Subject Entities and the Partnership Entities), on the other hand, that then remain outstanding will be terminated, voided, cancelled and discharged.

Section 6.9 Non-Solicitation. For a period of 12 months from and after the Closing Date, the Purchaser, its Affiliates and each of their respective officers, directors or employees shall not (a) induce or attempt to induce any director, officer or employee of any Seller or its Affiliates (other than the Subject Entities and the Partnership Entities) (collectively, the “Post-Closing Seller Group”) to leave the employ of such member of the Post-Closing Seller Group and (b) in any other way interfere with the relationship between any member of the Post-Closing Seller Group and any employee, officer or director thereof. For a period of 12 months from and after the Closing Date, each Seller, its Affiliates and each of their respective officers, directors or employees shall not (x) induce or attempt to induce any director, officer or employee to leave the employ of the Purchaser or its Affiliates (including after the Closing, the Subject Entities and the Partnership Entities) (the “Post-Closing Purchaser Group”) and (y) in any other way interfere with the relationship between any member of the Post-Closing Purchaser Group and any employee, officer or director thereof. Notwithstanding the foregoing, this Section 6.9 shall not prohibit any Party or its Affiliates from soliciting or hiring any person who responds to a general advertisement or solicitation, including but not limited to advertisements or solicitations through newspapers, trade publications, periodicals, radio or internet database, or efforts by any recruiting or employment agencies, not specifically directed at directors, officers or employees of the other Party or its Affiliates.

Section 6.10 Exclusivity.

(a) In consideration of the substantial expenditures of time, effort and money to be undertaken by the Purchaser in connection with the preparation and execution of this Agreement and its due diligence investigations, the Sellers agree that for the period commencing on the date of this Agreement and terminating upon the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Sellers shall not, and shall not authorize or permit any of their affiliates or any of their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Sellers shall immediately cease and cause to be terminated, and shall cause their affiliates and all of their representatives to immediately cease and cause to be terminated, any existing discussions or negotiations with any persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.

(b) In addition to the other obligations under this Section 6.10, the Sellers shall promptly (and in any event within three days after receipt thereof by any Seller or its representatives) advise the Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making the same.

(c) The Sellers agree that the rights and remedies for noncompliance with this Section 6.10 shall include having such provision specifically enforced by any court having equity jurisdiction (subject to the limitations set forth in Section 12.4), it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Purchaser and that money damages would not provide an adequate remedy to the Purchaser.

Section 6.11 Consummation of the Transaction. Each Party shall (i) as promptly as is reasonably practicable, diligently and in good faith, use all commercially reasonable efforts to cause the closing conditions in this Agreement to be satisfied prior to the Termination Date and (ii) coordinate and cooperate with the other Party in providing such information and supplying such assistance as may be reasonably requested by such other Party in connection with the foregoing.

Section 6.12 Series A Consent. Each Seller covenants and agrees that, prior to the Closing, upon the request of the Partnership, such Seller, acting as the holder of 9,156,484 Series A Preferred Units of the Partnership (“Series A Preferred Units”), will provide a written consent approving the issuance of 18,312,968 Series A Preferred Units pursuant to the Contribution Agreement and take any other actions reasonably requested by the Partnership in connection with the approval of the transactions contemplated by the Contribution Agreement and the Unit Repurchase Agreement (as each such agreement may be amended or otherwise modified from time to time).

Section 6.13 No Adverse Voting and No Forced Conversion.

(a) For a period of 18 months from and after the Closing Date, the Purchaser shall not, and the Purchaser shall cause any Affiliate of Ergon that beneficially owns Series A Preferred Units to not, vote any Series A Preferred Units in favor of any matter (including a merger, consolidation or business combination) that adversely affects any of the rights, preferences and privileges of the Series A Preferred Units or amends or modifies any of the terms of the Series A Preferred Units in any material respect or affects the holders of the Series A Preferred Units disproportionately in relation to the holders of the Common Units of the Partnership (“Common Units”), including, without limitation, those matters identified in Section 5.12(b)(i)-(iv) of the Partnership Agreement (Voting Rights Applicable to Series A Preferred Units).

(b) For a period of 18 months from and after the Closing Date, the Purchaser shall not, and the Purchaser shall cause the General Partner not to, (i) direct, authorize or otherwise permit the Partnership to convert any Series A Preferred Units into Common Units pursuant to Section 5.12(c)(ii) of the Partnership Agreement (Conversion At the Option of the Partnership); or (ii) permit the amendment of the Partnership Agreement in a manner that adversely affects any of the rights of the Sellers or their respective Affiliates under Section 7.12 of the Partnership Agreement (Registration Rights of the General Partner and its Affiliates) in any material respect.

(c) The Sellers shall provide written notice (the “Ownership Report”) to the Purchaser of the number of Series A Preferred Units collectively beneficially owned by the Sellers and any Affiliates of the Sellers as of the first anniversary of the Closing Date (the “Anniversary Date”) within five Business Days of the Anniversary Date (the “Notice Date”). In the event the Ownership Report provides that the Sellers and any Affiliates of the Sellers collectively beneficially own less than 2.5% of the outstanding Series A Preferred Units, the obligations under clauses (a) through (d) of this Section 6.13 shall terminate effective as of the Notice Date.

(d) If the Purchaser or any Affiliate of the Purchaser transfers, assigns or conveys any Series A Preferred Units on or after the Closing Date, it shall require any transferee of such Series A Preferred Units to be subject to the restrictions provided in clauses (a) through (d) hereof in all respects (including the requirements of this sentence). If the Purchaser directly or indirectly transfers, assigns or conveys any Equity Securities of the General Partner on or after the Closing Date, it shall require any transferee of such Equity Securities of the General Partner to be subject to the restrictions provided in clauses (a) through (d) of this Section 6.13 in all respects (including the requirements of this sentence).

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.1 Mutual Conditions to Closing. The mutual obligations of the Sellers and the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Sellers or the Purchaser, as applicable) on or prior to the Closing of each of the following conditions precedent:

(a) No Action. On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force;

(b) Consents. All consents and approvals of any Person, including any Governmental Body, required for the transactions contemplated under this Agreement, except consents and approvals by Governmental Bodies that are customarily obtained after the Closing, shall have been granted and not revoked, or the necessary waiting period shall have expired, or early termination thereof shall have been granted, other than those Company Consents and consents and approvals by Governmental Bodies the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby in a timely manner, as applicable; and

(c) Simultaneous Closing of the Transactions Contemplated Under the Other Transaction Agreements. The transactions contemplated by (a) the Contribution Agreement and (b) the Unit Repurchase Agreement shall close simultaneously with the closing of the transactions contemplated by this Agreement in accordance with the terms of such agreements.

Section 7.2 Sellers’ Conditions to Closing. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Sellers) on or prior to the Closing of each of the following conditions precedent:

(a) Representations. The representations and warranties of the Purchaser set forth in Article 5 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than the representations and warranties that refer to a specified date, which shall be true and correct in all respects on and as of such specified date), except for such breaches, if any, as have not had a material adverse effect on the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby in a timely manner; provided, that, for purposes of determining whether any such representation or warranty is true and correct, all qualifications as to materiality, material adverse effect and similar qualifications shall be disregarded; and

(b) Performance. The Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date; provided, that, for purposes of determining whether any such covenant or agreement has been performed or observed, all qualifications as to materiality and similar qualifications shall be disregarded.

Section 7.3 Purchaser’s Conditions to Closing. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser) on or prior to the Closing of each of the following conditions precedent:

(a) Representations. The representations and warranties of each Seller set forth in Article 3 and Article 4 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than the representations and warranties that refer to a specified date, which shall be true and correct on and as of such specified date), except for such breaches, if any, as have not had a Material Adverse Effect; provided, that, for purposes of determining whether any such representation or warranty (other than Section 4.7) is true and correct, all qualifications as to materiality, Material Adverse Effect and similar qualifications shall be disregarded; and

(b) Performance. Each Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by such Seller under this Agreement prior to or on the Closing Date; provided, that, for purposes of determining whether any such covenant or agreement has been performed or observed, all qualifications as to materiality and similar qualifications shall be disregarded.

ARTICLE 8

CLOSING

Section 8.1 Time and Place of Closing. Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by the Purchaser and the Sellers, take place at the offices of Baker Botts L.L.P., counsel to the Purchaser, located at 910 Louisiana Street, Houston, Texas 77002, at 10:00 a.m., Central Time, on the later of (a) the first Business Day after the conditions set forth in Article 7 that are required to be satisfied prior to the Closing have been satisfied or waived, and (b) such other date and time as to which the Parties agree in writing, in each case subject to the rights of the Parties under Article 9. The date on which the Closing occurs is herein referred to as the “Closing Date.” The Closing shall be deemed effective as of 12:01 a.m., Central Time, on the Closing Date.

Section 8.2 Obligations of the Sellers at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the Purchaser of its obligations pursuant to Section 8.3, the Sellers shall deliver or cause to be delivered to the Purchaser the following:

(a) A duly executed assignment of the Membership Interests from each Seller, free and clear of all Liens, to the Purchaser or the entity designated by the Purchaser to take delivery of the Membership Interests;

(b) A certificate from each Seller duly executed by an authorized officer of such Seller, dated as of Closing, certifying on behalf of such Seller that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

(c) The articles of incorporation, certificate of partnership or certificate of formation, as the case may be, of each of the Subject Entities certified as of a recent date by the Secretary of State of the applicable jurisdiction;

(d) A certificate of the Secretary of State of the applicable jurisdiction as to the good standing as of a recent date of each of the Subject Entities in the state of incorporation or formation, as the case may be, and the jurisdictions set forth on Schedule 8.2(d);

(e) Duly executed resignations of each of the directors, officers and managers of each of the Subject Entities as listed on Schedule 8.2(e), effective as of the Closing;

(f) Copies of all Company Consents obtained as of the Closing Date;

(g) An executed statement described in Treasury Regulations Section 1.1445-2(b)(2) from each Seller certifying that each Seller is not a foreign person within the meaning of the Code; provided, however, that if a Seller is a disregarded entity (as described in Section 1.1445-2(b)(2)(iii) of the Treasury Regulations), such certification shall be provided by such Seller’s owner;

(h) Evidence of the cancellation of the Profits Interest Units effective as of, or prior to, the Closing;

(i) If required approvals are received by the Sellers pursuant to a filing or application under Section 6.2, copies of those approvals; and

(j) A certificate from each Seller, dated the Closing Date and signed by an authorized person of such Seller, certifying as to the completeness and correctness of attached copies of (i) resolutions of such person (or its governing persons) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such Seller; and (ii) the incumbency and signatures of the signatories of the person executing this Agreement and any other certificate or document delivered in connection herewith on its behalf.

Section 8.3 Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the Sellers of their obligations pursuant to Section 8.2, the Purchaser shall deliver or cause to be delivered to the Sellers the following:

(a) Wire transfers of each Seller’s respective share of the aggregate Purchase Price for the Membership Interests being sold by such Seller of immediately available funds into the account or accounts designated by each such Seller, as applicable, on or before the Closing Date;

(b) A certificate by an authorized representative of the Purchaser, dated as of Closing, certifying on behalf of the Purchaser that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(c) If required approvals are received by the Purchaser pursuant to a filing or application under Section 6.2, copies of those approvals;

(d) A certificate from the Purchaser, dated the Closing Date and signed by an authorized person of the Purchaser, certifying as to the completeness and correctness of attached copies of (i) resolutions of such person (or its governing persons) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Purchaser; and (ii) the incumbency and signatures of the signatories of the person executing this Agreement and any other certificate or document delivered in connection herewith on its behalf; and

(e) Documentation evidencing that the D&O Tail Policy shall go into effect at or immediately following Closing.

ARTICLE 9

TERMINATION

Section 9.1 Termination. This Agreement may be terminated only in accordance with the following provisions:

(a) by mutual written consent of the Sellers and the Purchaser;

(b) by the Sellers, if the Purchaser shall have breached any representation or warranty or failed to perform any covenant or agreement set forth in this Agreement or any representation or warranty of the Purchaser shall have become untrue, in any case such that the conditions set forth in Section 7.2 would not be satisfied (assuming for purposes of this Section 9.1(b) that the references in Section 7.2 to “Closing Date” mean the date of termination pursuant to this Section 9.1(b)), and such breach shall not be curable, or, if curable, shall not have been cured within 30 days after written notice of such breach is given to the Purchaser by the Sellers; provided, however, that the Sellers may not terminate this Agreement under this Section 9.1(b) if either Seller is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the Purchaser would then be entitled to terminate this Agreement under Section 9.1(c) (without giving effect to the proviso in Section 9.1(c));

(c) by the Purchaser, if any Seller shall have breached any representation or warranty or failed to perform any covenant or agreement set forth in this Agreement or any representation or warranty of either Seller shall have become untrue, in any case such that the conditions set forth in Section 7.3 would not be satisfied (assuming for purposes of this Section 9.1(c) that the references in Section 7.3 to “Closing Date” mean the date of termination pursuant to this Section 9.1(c)), and such breach shall not be curable, or, if curable, shall not have been cured within 30 days after written notice of such breach is given to the Sellers by the Purchaser; provided, however, that the Purchaser may not terminate this Agreement under this Section 9.1(c) if it is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the Sellers would then be entitled to terminate this Agreement under Section 9.1(b) (without giving effect to the proviso in Section 9.1(b));

(d) by the Sellers or the Purchaser, if the Closing does not occur on or before September 30, 2016 (“Termination Date”); provided, however, that the Sellers or the Purchaser, as the case may be, shall not be entitled to terminate this Agreement under this Section 9.1(d) if Closing has not occurred because either of the Sellers or the Purchaser, as the case may be, has materially breached its covenants or agreements hereunder; provided further, that in the event that all conditions in Article 7 have been satisfied other than Section 7.1(b) or Section 7.1(c) as a result of (i) any applicable waiting period under the HSR Act with respect to the transactions contemplated by any of the Transaction Agreements having not terminated or expired, then, neither the Sellers nor the Purchaser may terminate this Agreement under this clause (i) until after an additional 90 days after the Termination Date or (ii) an information statement on Schedule 14C having not yet been distributed to the holders of Series A Preferred Units in accordance with Regulation 14C of the Exchange Act as contemplated by the terms of the Contribution Agreement with respect to any of transactions contemplated under the Transaction Agreements, then, neither the Sellers nor the Purchaser may terminate this Agreement under this clause (ii) until the earlier of (A) an additional 25 days after the distribution of such information statement, and (B) an additional 90 days after the Termination Date;

(e) by the Sellers or the Purchaser if any Governmental Body shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order or other action shall have become final and non-appealable; or

(f) by the Sellers or the Purchaser, if either the Contribution Agreement or the Unit Repurchase Agreement has been terminated in accordance with its respective terms.

If the Purchaser or the Sellers propose to terminate this Agreement pursuant to this Section 9.1, the Purchaser or the Sellers, as applicable, shall provide written notice to the other Parties of such termination, which notice shall include a statement describing in reasonable detail the breach or other circumstances giving rise to such termination, together with supporting documentation.

Section 9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no further force or effect and no Party shall have any further right or obligation under this Agreement, except (a) that nothing herein shall relieve a Party from any liability for any Willful Breach of this Agreement, (b) under the Confidentiality Agreements, which shall continue in full force and effect and (c) under the provisions of Section 6.3, this Section 9.2, Article 12 and the applicable definitions in Appendix A relating to the foregoing provisions, which shall continue in full force and effect. For purposes of this Section 9.2, “Willful Breach” shall mean a material breach that is a consequence of an act or a failure to take such act by the breaching Party with the knowledge that the taking of such act (or the failure to take such act) would cause a material breach of this Agreement.

ARTICLE 10

INDEMNIFICATION

Section 10.1 Indemnification.

(a) From and after the Closing, the Purchaser shall indemnify, defend and hold harmless each member of the Seller Group from and against all Damages incurred or suffered by such Persons:

(i) caused by or arising out of or resulting from the Purchaser’s breach of any of the Purchaser’s covenants or agreements contained in this Agreement; or

(ii) caused by or arising out of or resulting from any inaccuracy or breach of any representation or warranty made by the Purchaser contained in Article 5 of this Agreement, in the certificate delivered by the Purchaser at Closing pursuant to Section 8.3(b) or made by Ergon contained in Section 12.17(e), provided that for purposes of determining whether any such representation or warranty is inaccurate or breached, all qualifications as to materiality, material adverse effect and similar qualifications shall be disregarded;

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY MEMBER OF THE SELLER GROUP, but excepting in each case Damages against which the Sellers would be required to indemnify the Purchaser Group under Section 10.1(b) or Section 10.1(c).

(b) From and after the Closing, the Sellers shall, severally and not jointly, indemnify, defend and hold harmless the Purchaser Group from and against all Damages incurred or suffered by such Persons caused by or arising out of or resulting from any inaccuracy or breach of any representation or warranty made by such Seller contained in Article 3, in the certificates delivered by such Seller at Closing pursuant to Section 8.2(b), made by the CB Funds contained in Section 12.17(a) or made by Vitol Refining contained in Section 12.17(c), provided that for purposes of determining whether any such representation or warranty is inaccurate or breached, all qualifications as to materiality, Material Adverse Effect and similar qualifications shall be disregarded;

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY MEMBER OF THE PURCHASER GROUP, but excepting in each case Damages against which the Purchaser would be required to indemnify the Seller Group under Section 10.1(a).

(c) From and after the Closing, the Sellers shall, severally and not jointly, indemnify, defend and hold harmless the Purchaser Group from and against all Damages incurred or suffered by such Persons:

(i) caused by or arising out of or resulting from such Sellers’ breach of such Sellers’ covenants or agreements contained in this Agreement;

(ii) caused by or arising out of or resulting from any inaccuracy or breach of any representation or warranty made by such Seller contained in Article 4 or in the certificates delivered by such Seller at Closing pursuant to Section 8.2(b), provided that for purposes of determining whether any such representation or warranty (other than Section 4.7) is inaccurate or breached, all qualifications as to materiality, Material Adverse Effect and similar qualifications shall be disregarded; or

(iii) arising out of Seller Taxes;

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY MEMBER OF THE PURCHASER GROUP, but excepting in each case Damages against which the Purchaser would be required to indemnify the Seller Group under Section 10.1(a).

(d) EXCEPT FOR THE REMEDIES CONTAINED IN SECTION 6.10(C), SECTION 12.5 AND CAUSES OF ACTION BASED UPON FRAUD OR AN INTENTIONAL MISREPRESENTATION HEREUNDER, FOLLOWING THE CLOSING, THIS SECTION 10.1 CONTAINS THE PARTIES’ EXCLUSIVE REMEDIES AGAINST EACH OTHER WITH RESPECT TO BREACHES OF THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF THE PARTIES IN THIS AGREEMENT, AND THE AFFIRMATIONS OF SUCH REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THE CERTIFICATE DELIVERED BY EACH PARTY AT CLOSING PURSUANT TO SECTION 8.2(B) OR SECTION 8.3(B), AS APPLICABLE. EXCEPT FOR THE REMEDIES CONTAINED IN THIS SECTION 10.1, SECTION 6.10(C), SECTION 12.5 AND CAUSES OF ACTION BASED ON FRAUD OR INTENTIONAL

MISREPRESENTATION, FROM AND AFTER THE CLOSING, THE SELLERS AND THE PURCHASER EACH RELEASE, REMISE AND FOREVER DISCHARGE THE OTHERS AND THEIR AFFILIATES AND ALL SUCH PARTIES’ AND THEIR AFFILIATES’ OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND OTHER REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH SUCH PARTIES MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF THIS AGREEMENT, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON; PROVIDED, HOWEVER, THAT THE PURCHASER AND ITS AFFILIATES DO NOT RELEASE (A) ANY ADVISORS OF A SUBJECT ENTITY FOR ANY CLAIMS OF SUCH SUBJECT ENTITY, OR (B) THE SELLERS OR ANY OF THEIR AFFILIATES FOR ANY CLAIMS OF THE SUBJECT ENTITIES OR THE PARTNERSHIP ENTITIES SOLELY WITH RESPECT TO THE CONTRACTS THAT ARE NOT TERMINATED AT CLOSING AS SET FORTH IN SECTION 6.8, INCLUDING SCHEDULE 6.8; AND PROVIDED FURTHER, HOWEVER, THAT THE SELLERS AND THEIR RESPECTIVE AFFILIATES DO NOT RELEASE THE PURCHASER OR ANY OF ITS AFFILIATES OR THE SUBJECT ENTITIES OR THE PARTNERSHIP ENTITIES FOR ANY CLAIMS OF THE SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES SOLELY WITH RESPECT TO THE CONTRACTS THAT ARE NOT TERMINATED AT CLOSING AS SET FORTH IN SECTION 6.8, INCLUDING SCHEDULE 6.8.

(e) The indemnity of each Party provided in this Section 10.1 shall be for the benefit of and extend to each Person included in the Seller Group and the Purchaser Group, as applicable; provided, however, that any claim for indemnity under this Section 10.1 by any such Person must be brought and administered by a Party to this Agreement. No Indemnified Person (including any Person within the Seller Group and the Purchaser Group) other than the Sellers and the Purchaser shall have any rights against either the Sellers or the Purchaser under the terms of this Section 10.1 except as may be exercised on its behalf by the Purchaser or the Sellers, as applicable, pursuant to this Section 10.1(e). Each of the Sellers and the Purchaser, as applicable, may elect to exercise or not exercise indemnification rights under this Article 10 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Article 10.

Section 10.2 Indemnification Actions. All claims for indemnification under Section 10.1 shall be asserted and resolved as follows:

(a) For purposes hereof, (i) the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 10 and (ii) the term “Indemnified Person” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article 10.

(b) To make a claim for indemnification under Section 10.1, an Indemnified Person shall notify the Indemnifying Person of its claim under this Section 10.2, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Third Person Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Person Claim and shall enclose a copy of all papers (if any) served with respect to the Third Person Claim; provided that the failure of any Indemnified Person to give notice of a Third Person Claim as provided in this Section 10.2 shall not relieve the Indemnifying Person of its obligations under Section 10.1 except to the extent such failure materially prejudices the Indemnifying Person’s ability to defend against the Third Person Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Third Person Claim, the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Third Person Claim under this Section 10.2. If the Indemnifying Person does not notify the Indemnified Person within such 30-day period whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed to have denied such indemnification obligation hereunder. The Indemnified Person is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d) If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Person Claim. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Third Person Claim that the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Third Person Claim controlled by the Indemnifying Person pursuant to this Section 10.2(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Third Person Claim or consent to the entry of any judgment with respect thereto which (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Person Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Third Person Claim, then the Indemnified Person shall have the right to defend against the Third Person Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation and assume the defense of the Third Person Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its obligation to provide indemnification with respect to a Third Person Claim, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for 10 days following receipt of such notice to (i) admit in writing its obligation to provide indemnification with respect to the Third Person Claim and (ii) if its obligation is so admitted, reject, in its reasonable judgment, the proposed settlement. If the Indemnified Person settles any Third Person Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation in writing and assumed the defense of a Third Person Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f) In the case of a claim for indemnification not based upon a Third Person Claim, the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such indemnification. If the Indemnifying Person does not notify the Indemnified Person within such 30-day period that it has cured the Damages or that it disputes the claim for such indemnification, the Indemnifying Person shall be conclusively deemed obligated to provide such indemnification hereunder.

(g) This Section 10.2 shall not apply to Tax Contests, which shall be governed by Section 11.4.

Section 10.3 Limitation on Actions.

(a) The representations and warranties of the Parties in Article 3, Article 4, Article 5, and the corresponding representations and warranties given in the certificates delivered at Closing pursuant to Section 8.2(b) and Section 8.3(b), as applicable, shall survive the Closing until 15 months after the Closing Date (the “Survival Period”), except that (i) the representations, warranties and acknowledgements, as applicable, in Section 3.1, Section 3.2, Section 3.3, Section 3.4(a), Section 3.6, Section 4.1, Section 4.2(a), Section 4.3, Section 4.4, Section 4.5 (a), (c) and (d), Section 5.1, Section 5.2, Section 5.3(a), Section 5.4 and Section 12.17(a), (c) and (e) (together, the “Core Representations”) shall survive the Closing until 36 months after the Closing Date; (ii) the representations and warranties in Section 4.8 shall survive Closing until 30 days after the applicable statute of limitations closes the taxable year to which the subject Taxes relate; and (iii) the representations and warranties in Section 4.11 shall not survive and shall terminate at the Closing. The covenants and agreements of the Parties in this Agreement shall survive until fully performed in accordance with their terms, except that the covenants and agreements, as applicable, in Section 6.3 and Section 6.6, shall survive for two years. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date. For purposes of clarification, the Parties acknowledge the fact that a representation or warranty surviving the Closing does not make it a continuing representation or warranty, and no Party shall have a duty after the Closing to advise another Party or its affiliates of any change in circumstances thereto.

(b) The indemnities in Section 10.1(a), Section 10.1(b) and Section 10.1(c) shall terminate as of the last day of the applicable Survival Period, if any, of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such date. The Purchaser’s indemnification obligations pursuant to Section 10.1(a), and the Sellers’ indemnification obligations pursuant to Section 10.1(c)(i) and Section 10.1(c)(iii) shall not be subject to any deductibles or caps.

(c) The Sellers shall not have any liability for any indemnification under Section 10.1(b) and Section 10.1(c)(ii): (i) for individual claims that do not exceed $100,000 in Damages, (ii) until and unless the aggregate amount of the liability for all Damages thereunder for which Claim Notices are delivered by the Purchaser exceeds $1,125,000 (the “Deductible”), and then only to the extent such Damages exceed the Deductible and (iii) the aggregate amount of the liability for all Damages for which the Sellers shall be liable shall not exceed $11,250,000; provided, however, that the foregoing limitations shall not apply to any indemnification under Section 10.1(b) and Section 10.1(c)(ii) for Damages incurred or suffered by the Purchaser Group related to the Core Representations, representations and warranties in Section 4.8 or Seller Taxes, and the Sellers’ aggregate liability for any such Damages, together with any other indemnification obligations of the Sellers under this Article 10, shall not exceed the Purchase Price.

(d) The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 10 shall be reduced by the amount of insurance proceeds actually received by the Indemnified Person or its Affiliates with respect to such Damages.

Section 10.4 No Duplication. In no event shall any Indemnified Person be entitled to recover any Damages under one Section or provision of this Agreement to the extent of the full amount of such Damages already recovered by such Indemnified Person under this Agreement or any other Transaction Agreement.

ARTICLE 11

TAX MATTERS

Section 11.1 Tax Returns.

(a) For all Pre-Closing Tax Periods that end on or prior to the Closing Date, the Sellers shall, or shall cause the Company, and the General Partner to, prepare all Tax Returns for the Company, and the General Partner (each of the foregoing, a “Pre-Closing Tax Period Return”), the Sellers shall, or shall cause the Company and the General Partner to, timely file such Pre-Closing Tax Period Returns. Each such Pre-Closing Tax Period Return shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Tax Law. The Sellers shall be responsible for the cost and expense of preparing and filing all Pre-Closing Tax Period Returns and shall bear all Taxes for such Pre-Closing Tax Period with respect to the Company and the General Partner whether or not reflected on a Pre-Closing Tax Period Return. The Purchaser shall cause the taxable year of BKEP Management to close as of the Closing Date for U.S. federal income Tax purposes pursuant to Treasury Regulation 1.1502-76(b)(1)(ii) and for state and local income Tax purposes to the extent permissible under applicable law. Purchaser further agrees to not make an election under Treasury Regulation 1.1502-76(b)(2)(ii)(D) to ratable allocate income or loss of BKEP Management and the so called “next day” rule of the Treasury Regulations 1.1502-76(b)(2)(ii)(B) (or any similar provision of state or local Income Tax law) shall not apply.

(b) For all Straddle Periods, the Purchaser shall cause the Company, and the General Partner to prepare and timely file all Tax Returns for the Company, BKEP Management and the General Partner (each, a “Straddle Period Return”). Each such Tax Return shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Tax Law. The Purchaser shall deliver such Straddle Period Return to the Sellers at least 10 days before the due date of such Tax Return and shall consider in good faith any reasonable comments from the Sellers on such Tax Returns to the extent such comments affect the determination of Seller Taxes. The Purchaser shall be responsible for the cost and expense of preparing and filing the Straddle Period Returns. The Purchaser shall deliver to the Sellers a statement setting forth the Taxes allocable to the portion of the Straddle Period ending on the Closing Date. The Sellers shall bear all Taxes of the Company or the General Partner (whether or not reflected on Tax Returns of the Company and the General Partner) for the portion of any Straddle Period ending on the Closing Date.

Section 11.2 Transfer Taxes. All Transfer Taxes arising from the transactions contemplated by this Agreement shall be borne and paid 50% by the Purchaser and 50% by the Sellers. The Purchaser and the Sellers shall cooperate to file or cause to be filed in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such Transfer Taxes. The Sellers shall provide the Purchaser with evidence satisfactory to the Purchaser that such Transfer Taxes have been paid by the Sellers, or if the transactions are exempt from Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption, the Sellers will timely furnish to the Purchaser such certificate or evidence.

Section 11.3 Subject Entities. With respect to each Subject Entity that is a pass-through entity for U.S. federal income tax purposes and whose taxable year does not close as of the Closing Date, all income, gain, loss or deductions of such Subject Entity shall be allocated between the Purchaser and the Sellers as though the taxable year of such Subject Entity terminated at the close of business on the Closing Date. Notwithstanding this Section 11.3, the Parties acknowledge that the General Partner is subject to U.S. federal income tax reporting by the Partnership, which may use a different convention for prorating partnership items under Section 706 of the Code and the Treasury regulations promulgated thereunder.

Section 11.4 Tax Contests. If, subsequent to the Closing, the Purchaser or a Related Purchaser Party receives notice of any inquiries, claims, assessments, audits or similar events with respect to any Seller Taxes (other than Taxes of the Partnership) (a “Tax Contest”), then promptly after receipt of such notice, the Purchaser shall inform the Sellers of such notice; provided, however, that failure to comply with this provision shall not affect the Purchaser’s right to indemnification hereunder except if, and only to the extent that, as a result of such failure, the Sellers were actually prejudiced. The Sellers shall have the right to control the conduct and resolution of (1) any Tax Contest relating to the Subject Entities’ and the Seller’s Income Tax liabilities attributable solely to a Pre-Closing Tax Period, and (2) any other Tax Contest that relates solely to Seller Taxes; provided, however, that the Sellers shall notify the

Purchaser in writing and keep the Purchaser apprised of the status of same. The Purchaser shall have the right to participate in any Tax Contest controlled by the Sellers at its own expense. The Sellers shall not settle or compromise any Tax Contest (other than Tax Contests relating to the Subject Entities’ or the Seller’s Income Tax liabilities attributable solely to a Pre-Closing Tax Period) without the prior written consent of the Purchaser, which consent shall not be unreasonably delayed, conditioned or withheld. The Purchaser shall control the conduct and resolution of all other Tax Contests that relate to a Pre-Closing Tax Period; provided, however, that the Purchaser shall notify the Sellers in writing and keep the Sellers apprised of the status of same. The Sellers shall have the right to participate in any such Tax Contest that related to a Pre-Closing Tax Period controlled by the Purchaser at their own expense. To the extent such Tax Contest relates to Seller Taxes, the Purchaser shall not settle or compromise any Tax Contest without the prior written consent of the Sellers, which consent shall not be unreasonably delayed, conditioned or withheld.

Section 11.5 Cooperation. The Purchaser and the Sellers agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Subject Entities or the Partnership Entities, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by the Purchaser or the Sellers, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Purchaser and the Sellers shall cooperate fully as and to the extent reasonably requested by the other party in connection with any Tax Contest. Notwithstanding anything to the contrary contained in this Agreement, neither the Purchaser nor any of its Affiliates shall have the right to receive or obtain any information relating to Taxes or Tax Returns of the Sellers or any of their Affiliates (or any of their predecessors) other than information relating solely to the Subject Entities or the Partnership Entities. The Purchaser and the Sellers agree to retain all books and records with respect to Tax matters pertinent to the Subject Entities or the Partnership Entities until the expiration of the relevant statute of limitations (determined without regard to extensions unless the relevant Party has actual knowledge of such extension).

Section 11.6 Straddle Period Allocation. When it is necessary under this Agreement to allocate Taxes, other than Transfer Taxes, between the portion of the Straddle Period ending on or before the Closing Date and the portion of the Straddle Period beginning after the Closing Date, ad valorem, property or other similar Taxes shall be allocated based on a prorated daily basis, Taxes imposed on transactions shall be allocated to the date of the transaction giving rise to the Tax, and all other Taxes shall be allocated based on an interim closing of the books as of the end of the Closing Date.

Section 11.7 Characterization of Certain Payments. The Parties agree that any payments made pursuant to Article 10 or this Article 11 shall be treated for all Tax purposes as an adjustment to the Purchase Price to the extent permitted by applicable Law.

Section 11.8 No Section 338 Election. Purchaser will not make any election under Code Section 338 (or any similar provision under Law) with respect to the acquisition of the Company and its Affiliates.

Section 11.9 Overlap Provisions. In the event of any conflict or overlap between the provisions of this Article 11 and Article 10, the provisions of this Article 11 shall control.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Either Party’s delivery of an executed counterpart signature page by facsimile (or electronic .pdf format transmission) is as effective as executing and delivering this Agreement in the presence of the other Party. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 12.2 Notice. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English and delivered personally, by courier, by facsimile, by email or by registered or certified mail, postage prepaid, as follows:

If to CBB:

CB-Blueknight, LLC

c/o Charlesbank Capital Partners

200 Clarendon Street, Floor 54,

Boston, MA 02116

Attention:       Jon M. Biotti

                       Stephanie P. Sullivan

Facsimile: (617) 619-5402

Email:  jbiotti@charlesbank.com

            ssullivan@charlesbank.com

With a copy to:

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, TX 77002-5200

Attn: John Goodgame / Chris Arntzen

Facsimile: (713) 236-0822

Email:  jgoodgame@akingump.com

            carntzen@akingump.com

If to BEHI:

Blueknight Energy Holding, Inc.

2925 Richmond Avenue, 11th Floor

Houston, TX 77098

Attention: LEGAL DEPARTMENT

Facsimile: (713) 230-1313

Email: rso@vitol.com

With a copy to:

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, TX 77002-5200

Attn: John Goodgame / Chris Arntzen

Facsimile: (713) 236-0822

Email: jgoodgame@akingump.com

            carntzen@akingump.com

If to the Purchaser:

Ergon Asphalt Holdings, LLC

c/o Ergon, Inc.

P.O. Box 1639,

Jackson, MS 39215-1639

Attn: A. Patrick Busby, Executive Vice President and Chief Financial Officer

Facsimile: (601) 933-3371

Email: pat.busby@ergon.com

With copies to:

Watson Heidelberg Jones PLLC

P. O. Box 23546

Jackson, MS 39225

Attn: J. Kevin Watson

Facsimile: (601) 932-4400

Email: kwatson@whjpllc.com

Baker Botts L.L.P.

910 Louisiana Street

Houston, TX 77002

Attn:     Gerald M. Spedale

            Andrew J. Ericksen

Facsimile:     (713) 229-7734

                      (713) 229-2793

Email: gerald.spedale@bakerbotts.com

            aj.ericksen@bakerbotts.com

Each Party may change its address for notice by notice to the other Parties in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 12.3 Costs and Expenses. Except as otherwise provided herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

Section 12.4 Governing Law; Jurisdiction.

(a) THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES IN CONNECTION HEREWITH SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN TULSA, OKLAHOMA AND APPROPRIATE APPELLATE COURTS THEREFROM, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE, CONTROVERSY OR CLAIM BROUGHT IN ANY SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE, CONTROVERSY OR CLAIM. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(c) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 12.5 Specific Performance. The Parties acknowledge and agree that a breach of this Agreement would cause irreparable damage to the Purchaser and the Sellers and the Purchaser and the Sellers will not have an adequate remedy at Law. Therefore, the obligations of the Purchaser and the Sellers under this Agreement, including the Sellers’ obligation to sell the Membership Interests to the Purchaser and the Purchaser’s obligation to purchase the Membership Interests from the Sellers, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

Section 12.6 Waivers. A failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Sellers or the Purchaser, as applicable, by an instrument signed by such Party or Parties, as applicable, and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.7 Assignment. No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Parties (which consent may be withheld for any reason) and any assignment or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 12.8 Entire Agreement. This Agreement and the other Transaction Agreements (including, for purposes of certainty, (i) the Appendix, Exhibits and Schedules attached hereto and thereto and (ii) that certain letter agreement dated as of the date hereof by and among Ergon, Inc., the Sellers, the Partnership and BKEP Terminal Holding, L.L.C.) and the documents to be executed hereunder constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 12.9 Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.

Section 12.10 No Third Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than the Purchaser and the Sellers to any claims, cause of action, remedy or right of any kind, except the rights expressly provided in Section 6.7 and Section 10.1 to the Persons described therein.

Section 12.11 Construction. The Parties acknowledge that (a) the Sellers and the Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions and (c) the Sellers and the Purchaser and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 12.12 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, NO MEMBER OF THE PURCHASER GROUP OR THE SELLER GROUP SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, INDIRECT (INCLUDING BASED ON LOST PROFITS OR ANY SIMILAR MEASURE), PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (EXCEPT (I) AS REQUIRED TO INDEMNIFY A PARTY FOR THIRD PARTY CLAIMS FOR SUCH DAMAGES OR (II) TO THE EXTENT SUCH DAMAGES ARE OTHERWISE RECOVERABLE UNDER APPLICABLE LAW IN AN ACTION FOR BREACH OF CONTRACT) AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, EACH OF THE PURCHASER AND EACH OF THE SELLERS, FOR ITSELF AND ON BEHALF OF THE PURCHASER GROUP OR THE SELLER GROUP, AS APPLICABLE, HEREBY EXPRESSLY WAIVES ANY RIGHT TO ANY SUCH CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.13 Conspicuous. THE SELLERS AND THE PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE PROVISIONS IN THIS AGREEMENT IN ALL UPPERCASE TYPE OR BOLD-TYPE FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 12.14 Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 12.15 Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement that is manifestly unjust.

Section 12.16 Release. Except for the obligations of the Parties under this Agreement or any Transaction Document or the Agreements set forth on Schedule 6.8 that will not terminate as of the Closing, for and in consideration of the Membership Interests, in the case of the Purchaser, and the Purchase Price, in the case of the Sellers, effective as of the Closing, (a) the Purchaser shall, and shall cause its Affiliates (including the Subject Entities and Partnership Entities) to, absolutely and unconditionally release, acquit and forever discharge the Sellers and their respective Affiliates, each of the present and former partners, members, equityholders, officers, directors, managers, employees, agents and representatives of any of the foregoing, and each of their respective heirs, executors, administrators, successors and assigns, from any and all costs, expenses, damages, debts, or any other obligations, liabilities and claims whatsoever, whether known or unknown, both in Law and in equity, in each case to the extent arising out of or resulting from the ownership and/or operation of the Subject Entities or the Partnership Entities, or the assets, business, operations, conduct, services, products and/or employees (including former employees) of any of the Subject Entities or the Partnership Entities (and any predecessors), related to any period of time before the Closing Date and (b) the Sellers shall, and shall cause their Affiliates to, absolutely and unconditionally release, acquit and forever discharge each of the Subject Entities and the Partnership Entities and their respective Affiliates, each of the present and former partners, members, equityholders, officers, directors, managers, employees, agents and Representatives of any of the foregoing, and each of their respective heirs, executors, administrators, successors and assigns, from any and all costs, expenses, Damages, debts, or any other obligations, liabilities and claims whatsoever, whether known or unknown, both in Law and in equity, in each case to the extent arising out of or resulting from the ownership and/or operation of the Purchaser, or the assets, business, operations, conduct, services, products and/or employees (including former employees) of any of the Subject Entities or the Partnership Entities (and any predecessors), related to any period of time before the Closing Date.

Section 12.17 Parent Representations; Guaranty.

(a) Each of the CB Funds (i) is a limited partnership duly organized, validly existing and in good standing under the Laws of the State its jurisdiction of formation and (ii) has all requisite authority and full legal capacity to enter into this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by each CB Fund, and this Section 12.17 constitutes the valid and binding obligation of each of the CB Funds, enforceable in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

(b) The CB Funds each hereby unconditionally and irrevocably guarantees to the Purchaser the performance in full by CBB of the obligations of CBB hereunder, including the obligations of CBB under Article 10, for a period (the “CB Funds Guaranty Period”) beginning on the date of this Agreement and terminating on the third anniversary of the Closing Date; provided, however, that the CB Funds Guaranty Period shall continue after such third anniversary solely with respect to any indemnification claim for which notice has been given prior to such third anniversary until the resolution of such claim. Each of the CB Funds hereby waives all defenses as a surety including notice, and agrees that its obligations under this Section 12.17 shall not be impaired, diminished or discharged by any extension of time granted by the Purchaser, by any course of dealing between the parties, or by any events or circumstances which might operate to discharge a guarantor. Each of the CB Funds shall remain liable on its obligations hereunder until the expiration of the CB Funds Guaranty Period. Subject to the foregoing provisions of this Section 12.17, each of the CB Funds waives the right to require the Purchaser to first proceed against CBB with respect to any dispute, controversy, or claim arising out of or related to this Agreement, and agrees that any such dispute, controversy, or claim may be brought directly against such CB Fund, CBB, or against any one or more of them.

(c) Vitol Refining (i) is a private limited liability company duly organized, validly existing and in good standing under the Laws of the State its jurisdiction of formation and (ii) has all requisite authority and full legal capacity to enter into this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Vitol Refining, and this Section 12.17 constitutes the valid and binding obligation of Vitol Refining, enforceable in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

(d) Vitol Refining hereby unconditionally and irrevocably guarantees to the Purchaser the performance in full by BEHI of the obligations of BEHI hereunder, including the obligations of BEHI under Article 10, for a period (the “Vitol Refining Guaranty Period”) beginning on the date of this Agreement and terminating on the third anniversary of the Closing Date; provided, however, that the Vitol Refining Guaranty Period shall continue after such third anniversary solely with respect to any indemnification claim for which notice has been given prior to such third anniversary until the resolution of such claim. Vitol Refining hereby waives all defenses as a surety including notice, and agrees that its obligations under this Section 12.17 shall not be impaired, diminished or discharged by any extension of time granted by the Purchaser, by any course of dealing between the parties, or by any events or circumstances which might operate to discharge a guarantor. Vitol Refining shall remain liable on its obligations hereunder until the expiration of the Vitol Refining Guaranty Period. Subject to the foregoing provisions of this Section 12.17, Vitol Refining waives the right to require the Purchaser to first proceed against BEHI with respect to any dispute, controversy, or claim arising out of or related to this Agreement, and agrees that any such dispute, controversy, or claim may be brought directly against Vitol Refining, BEHI, or against any one or more of them.

(e) Ergon (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi and (ii) has all requisite authority and full legal capacity to enter into this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Ergon pursuant to all necessary authorization and is the legal, valid and binding obligation of Ergon, enforceable against Ergon in accordance with its terms, subject to the Enforceability Exceptions.

(f) Ergon hereby unconditionally and irrevocably guarantees to the Sellers the performance in full by the Purchaser of the obligations of the Purchaser hereunder, including the obligations under Article 10, for a period (the “Ergon Guaranty Period”) beginning on the date of this Agreement and terminating on the third anniversary of the Closing Date; provided, however, that the Ergon Guaranty Period shall continue after such third anniversary solely with respect to any indemnification claim for which notice has been given prior to such third anniversary until the resolution of such claim. Ergon hereby waives all defenses as a surety including notice, and agrees that its obligations under this Section 12.17 shall not be impaired, diminished or discharged by any extension of time granted by the Sellers, by any course of dealing between the parties, or by any events or circumstances which might operate to discharge a guarantor. Ergon shall remain liable on its obligations hereunder until the expiration of the Ergon Guaranty Period. Subject to the foregoing provisions of this Section 12.17, Ergon waives the right to require the Sellers to first proceed against the Purchaser with respect to any dispute, controversy, or claim arising out of or related to this Agreement, and agrees that any such dispute, controversy, or claim may be brought directly against Ergon, the Purchaser, or against any one or more of them.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the date first above written.

SELLERS:

CB-BLUEKNIGHT, LLC

By:	/s/ Jon Biotti
Name:	Jon Biotti
Title:	Managing Director

BLUEKNIGHT ENERGY HOLDING, INC.

By:	/s/ M. A. Loya
Name:	M. A. Loya
Title:	President

[Signature Page to Purchase Agreement]

SOLELY FOR PURPOSES OF SECTION 12.17:

CHARLESBANK EQUITY FUND VI, LIMITED PARTNERSHIP

By:	Charlesbank Equity Fund VI GP, Limited Partnership, its general partner

By:	Charlesbank Capital Partners, LLC, its general partner

By:	/s/ Jon Biotti
Name:	Jon Biotti
Title:	Managing Director

CHARLESBANK EQUITY FUND VII, LIMITED PARTNERSHIP

By:	Charlesbank Equity Fund VII GP, Limited Partnership, its general partner

By:	Charlesbank Capital Partners, LLC, its general partner

By:	/s/ Jon Biotti
Name:	Jon Biotti
Title:	Managing Director

VITOL REFINING GROUP B.V.

By:	/s/ G.R. Skern
Name:	G.R. Skern
Title:	Managing Director

[Signature Page to Purchase Agreement]

PURCHASER:

ERGON ASPHALT HOLDINGS, LLC

By:	/s/ William Lampton
Name:	William Lampton
Title:	Chairman

SOLELY FOR PURPOSES OF SECTION 12.17:

ERGON ASPHALT & EMULSIONS, INC.

By:	/s/ J. Baxter Burns, II
Name:	J. Baxter Burns, II
Title:	President

[Signature Page to Purchase Agreement]

APPENDIX A

ATTACHED TO AND MADE A PART OF THAT CERTAIN MEMBERSHIP INTEREST PURCHASE AGREEMENT, DATED AS OF JULY 19, 2016, BY AND BETWEEN THE SELLERS AND THE PURCHASER

DEFINITIONS

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than the Purchaser its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Membership Interests.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common control with such Person.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Anniversary Date” has the meaning set forth in Section 6.13(c).

“BKEP Management” means BKEP GP Management, Inc., a Delaware corporation.

“Board” has the meaning set forth in the Recitals.

“Business Confidential Information” means all confidential, non-public or proprietary information and data related to the Subject Entities or the Partnership Entities; provided, however, that “Business Confidential Information” shall not include information that: (a) is or becomes available to the public, other than by breach of this Agreement by the Sellers or their Representatives or (b) is obtained on a non-confidential basis from a third party who is not known by the Sellers to be prohibited from disclosing such information.

“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.

“CB Funds Guaranty Period” has the meaning set forth in Section 12.17(b).

“CB Funds” has the meaning set forth in the Preamble of this Agreement.

“CB Fund VI” has the meaning set forth in the Preamble of this Agreement.

“CB Fund VII” has the meaning set forth in the Preamble of this Agreement.

“Central Time” means the central time zone of the United States of America.

“Claim Notice” has the meaning set forth in Section 10.2(b).

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.

Appendix A-1

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning set forth in Section 6.13(a).

“Company” has the meaning set forth in the Recitals.

“Company Common Units” means the class of units denominated as the “Common Units” under the Company LLC Agreement.

“Company Consents” has the meaning set forth in Section 4.2.

“Company Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding on the Company.

“Company LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement, dated as of November 5, 2012, of the Company.

“Confidentiality Agreements” means (i) that certain Mutual Non-Disclosure Agreement dated May 5, 2016, between Ergon, Inc., Charlesbank Equity Fund VI, Limited Partnership, Charlesbank Equity Fund VII, Limited Partnership, and Vitol Inc. and (ii) that certain Mutual Non-Disclosure Agreement dated May 5, 2016, between Ergon, Inc. and the Partnership.

“Conflicts Committee” has the meaning set forth in the Recitals.

“Contribution Agreement” has the meaning set forth in the Recitals.

“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“Core Representations” has the meaning set forth in Section 10.3(a).

“Damages” means the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Person (entitled to indemnification under this Agreement) arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that the term “Damages” shall not include those types of damages addressed in Section 12.12.

“Deductible” has the meaning set forth in Section 10.3(c).

“DLLCA” means the Delaware Limited Liability Company Act.

“D&O Tail Policy” has the meaning set forth in Section 6.7(b).

Appendix A-2

“Enforceability Exceptions” include any limitations imposed by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and/or losses of, or distribution of assets of, the issuing entity.

“Equity Securities” means (a) Equity Interests, (b) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interests, and (c) securities convertible into or exercisable or exchangeable for Equity Interests.

“Ergon Guaranty Period” has the meaning set forth in Section 12.17(f).

“Execution Date” has the meaning set forth in the Preamble of this Agreement.

“Final Determination” means, with respect to any Taxes for any taxable period, (a) a final closing or settlement agreement entered into with a Governmental Body establishing the amount of such Taxes, or (b) a final decision of a court of competent jurisdiction with respect to such Taxes that is non-appealable or in respect of which the period of appeal has lapsed.

“Final Purchase Price Allocation” has the meaning set forth in Section 2.3(b).

“Fraud” means actual fraud and does not include constructive fraud or negligent misrepresentation or omission.

“GAAP” means U.S. generally accepted accounting principles.

“General Partner” has the meaning set forth in the Recitals.

“Governing Documents” means, when used with respect to an entity, the documents governing the formation, operation and governance of such entity, including (a) in the instance of a corporation, the articles or certificate of incorporation and bylaws of such corporation, (b) in the instance of a limited partnership, the certificate of formation and the limited partnership agreement, and (c) in the instance of a limited liability company, the certificate of formation and limited liability company agreement or regulations.

“Governmental Body” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States, Native American Indian Tribe, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, established or entered by or with any Governmental Body.

Appendix A-3

“GP LLC Agreement” has the meaning set forth in Section 4.4(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Taxes” means (i) all Taxes based upon, measured by, or calculated with respect to net or overall gross income or receipts (including, but not limited to, any capital gains Taxes, alternative minimum Taxes, branch profits Taxes and any Taxes on items of tax preference) and (ii) franchise, capital, occupation and similar “doing business” Taxes (but not including sales Taxes).

“Indemnified Person” has the meaning set forth in Section 10.2(a).

“Indemnifying Person” has the meaning set forth in Section 10.2(a).

“Laws” means all Permits, statutes, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

“Lien” means any claim, lien, mortgage, security interest, pledge, charge, setoff, option, restriction or encumbrance of any kind.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, financial condition or assets of the Subject Entities and the Partnership Entities, taken as a whole, or (b) the ability of any Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Subject Entities or the Partnership Entities operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser; (vi) changes in applicable laws or accounting; (vii) the announcement of the transactions contemplated by this Agreement; or (viii) any failure by a Subject Entity or a Partnership Entity to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), except to the extent such effects in the case of clauses (i), (ii), (iii), (iv) and (vi) above materially and disproportionately affect any of the Subject Entities or the Partnership Entities relative to other participants in the industries in which the Subject Entity or the Partnership Entity operates.

“Membership Interests” has the meaning set forth in the Recitals.

“Notice Date” has the meaning set forth in Section 6.13(c).

“Ownership Report” has the meaning set forth in Section 6.13(c).

“Partnership” has the meaning set forth in the Recitals.

Appendix A-4

“Partnership Agreement” has the meaning set forth in the Recitals.

“Partnership Entities” means the Partnership, BKEP Management and any Person in which the Partnership owns, directly or indirectly, any Equity Securities.

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“Permits” means any permits, licenses, approvals or authorizations by, or filings with, Governmental Bodies. For the avoidance of doubt, easements shall not be considered a Permit for purposes of this Agreement.

“Permitted Liens” means:

(a)	Liens for Taxes that are not yet due and payable;

(b)	mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable;

(c)	unrecorded rights of use, easements, rights-of-way, permits, licenses, servitudes, surface leases, sub-surface leases, grazing rights, and logging rights on, over or through the applicable Asset and other defects or irregularities in title, or encumbrances on, the applicable Asset, in each case that does not materially affect or impair the use or operation or the cost of operation of the Asset to which they relate or the ability of the Subject Entities to conduct their business (as currently operated, used or conducted);

(d)	zoning, municipal planning, building codes or other applicable Laws regulating the use, development or occupancy of real property, including building and use restrictions and covenants;

(e)	any obligations or duties affecting such asset under a Permit; and

(f)	the terms and conditions of the instruments creating the Asset.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Government Body or any other entity.

“Post-Closing Purchaser Group” has the meaning set forth in Section 6.9.

“Post-Closing Seller Group” has the meaning set forth in Section 6.9.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Tax Period Return” has the meaning set forth in Section 11.1(a).

“Proceedings” means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Body.

Appendix A-5

“Profits Interest Units” means the class of units denominated as the “Profits Interest Units” under the Company LLC Agreement.

“Proposed Purchase Price Allocation” has the meaning set forth in Section 2.3(b).

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Purchaser Group” means the Purchaser, its Affiliates as of the Closing Date, and each of their respective officers, directors, employees, agents, advisors and other Representatives.

“Purchaser’s Knowledge” has the meaning set forth in Section 5.5.

“Representatives” means (a) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates; (b) any consultant, attorney, accountant or agent retained by a Party or the parties listed in subsection (a) above; and (c) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations, including any consultant retained by such bank, other financial institution or entity.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means all reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, forms, schedules and statements required to be filed or furnished by the Partnership with or to the SEC under the Securities Exchange Act of 1934, as amended, or the Securities Act.

“Securities Act” means Securities Act of 1933, as amended.

“Seller” or “Sellers” has the meaning set forth in the Preamble of this Agreement.

“Seller Group” means the Sellers, their current and former Affiliates, and each of their respective officers, directors, employees, agents, advisors and other Representatives.

“Seller Taxes” means Damages attributable to (a) Income Taxes of Sellers and (b) any and all Taxes imposed on or with respect to the Subject Entities or any Seller attributable to their ownership in the Subject Entities (i) for any Pre-Closing Tax Period; (ii) as a result of having been a member of a consolidated, affiliated, combined or unitary group on or prior to the Closing Date, including pursuant to Treasury Regulation § 1.1502-6 or similar provisions of state, local or foreign Law; or (iii) of any other Person for which a Subject Entity is or has been liable as a transferee or successor, by contract or otherwise.

“Series A Preferred Units” has the meaning set forth in Section 6.12.

“Straddle Period” shall mean any Tax period beginning on or before and ending after the Closing Date.

“Straddle Period Return” has the meaning set forth in Section 11.1(b).

Appendix A-6

“Subject Entities” means, collectively, the Company and the General Partner.

“Subsidiary” means, with respect to any Person, any entity of which (a) membership interests, securities or other ownership interests having the power to designate the managing member or ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such Person or (b) such Person is the managing member or general partner.

“Survival Period” has the meaning set forth in Section 10.3(a).

“Tax” or “Taxes” means (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, fees, assessments and charges of any kind whatsoever, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (a) and (c) all liability for amounts described in clause (a) or (b) by reason of being a member of a consolidated, combined, affiliated or similar group for Tax purposes, by contract or as a successor or transferee.

“Tax Contest” has the meaning set forth in Section 11.4.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to any Tax.

“Termination Date” has the meaning set forth in Section 9.1(d).

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Person Claim” has the meaning set forth in Section 10.2(b).

“Transaction Agreements” has the meaning set forth in the Recitals.

“Transaction Documents” means all documents contemplated by this Agreement and required to be executed and delivered by the Sellers or Purchaser, as applicable, at Closing.

“Transfer Taxes” means all sales, use, value added, goods and services, harmonized sales, transfer, consumption, recordation, stamp and other similar Taxes and registration duties and similar fees arising from, based on or related to the sale or transfer of the Membership Interests to the Purchaser.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant taxable year.

“Unit Repurchase Agreement” has the meaning set forth in the Recitals.

Appendix A-7

“Vitol Refining” has the meaning set forth in the Preamble to this Agreement.

“Vitol Refining Guaranty Period” has the meaning set forth in Section 12.17(d).

“Willful Breach” has the meaning set forth in Section 9.2.

Appendix A-8